Exhibit 99.1
Liberty Latin America Reports Q4 & FY 2022 Results
FY 2022 reported revenue flat YoY at $4.8 billion and up 1% on rebased basis; 3% rebased growth ex VTR
445,000 organic broadband and postpaid mobile adds in 2022, ex VTR
Executing inorganic strategy and advancing integration efforts
Repurchased a record $170 million of shares in the year
Denver, Colorado - February 22, 2023: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and twelve months (“YTD” and “FY”) ended December 31, 2022.
CEO Balan Nair commented, “We continued to drive top-line growth in the fourth quarter, led by strong performances in our C&W Caribbean and Networks & LatAm operations and in Costa Rica. Puerto Rico's performance was impacted by residual negative impacts from Hurricane Fiona, and higher levels of promotional activity.”
“Subscriber growth underpinned our performance with continued broadband additions across our reporting segments. Mobile postpaid additions also more than doubled as compared to the prior year, fueled by our convergent offers and focus on prepaid to postpaid migration.”
“Inorganically, we have now completed our outstanding transactions and are focused on integration activities in Puerto Rico, Panama and Costa Rica, which are set to deliver significant value for stakeholders.”
“We have continued to be aggressive with our share buyback activity, purchasing a record amount during the year and taking our total since commencing activity to over $240 million as we remain confident in our plans and outlook for the business.”
“Overall, we continued to drive operating momentum in 2022 and are well positioned to create value in 2023. Our focus this year is on delivering further broadband and postpaid mobile subscriber growth, and making significant progress towards the successful integration of our acquisitions in Puerto Rico, Costa Rica and Panama. Through these actions, we expect to generate mid-to-high single digit adjusted OIBDA expansion in 2023 and strong adjusted free cash flow growth.”

Business Highlights
•C&W Caribbean: strong growth in FY 2022
◦Subscriber adds drove reported and rebased revenue up 3% and 4%, respectively
◦Reported and rebased Adj. OIBDA growth of 11% for the year
•C&W Panama: strong fixed operating momentum
◦25,000 broadband adds in the year drove fixed service revenue growth
◦Claro Panama acquisition completed; integration and synergy capture underway
•C&W Networks & LatAm: top-line and Adj. OIBDA growth with strong margins in FY 2022
◦Reported and rebased revenue growth of 4% and 7%, respectively
◦Reported and rebased Adj. OIBDA growth of 5%
•Liberty Puerto Rico: fixed growth driven by continued subscriber additions
◦36,000 broadband adds in 2022, Q4 up 35% YoY
◦Adj. OIBDA impacted by Hurricane Fiona and increased promotional activity
•Liberty Costa Rica: subscriber additions and cost control driving Adj. OIBDA growth
◦Reported and rebased revenue growth of 71% and 7%, respectively, YTD
◦Adj. OIBDA up 68% and 10% on a reported and rebased basis, respectively, YTD

FY 2023 LLA Financial Guidance
•Adjusted OIBDA mid-to-high single digit rebased growth
•P&E additions as a percentage of revenue at ~16%
•Adjusted FCF of ~$300 million, before distributions to noncontrolling interests

50/50 Joint Venture with América Móvil in Chile
VTR has been deconsolidated from Liberty Latin America effective upon our contribution of VTR into the Chile JV, at the beginning of October 2022.

Financial and Operating Highlights

Financial Highlights	Q4 2022	Q4 2021	YoY Growth / (Decline)	YoY Rebased Growth / (Decline)[1]	FY 2022	FY 2021	YoY Growth / (Decline)	YoY Rebased Growth / (Decline)[1]

(USD in millions)
Revenue	$1,161	$1,281	(9%)	1%	$4,815	$4,815	—%	1%
Revenue (excluding VTR)[2]	$1,161	$1,106	5%	1%	$4,365	$4,027	8%	3%
Adjusted OIBDA[3]	$405	$464	(13%)	(1%)	$1,718	$1,815	(5%)	(3%)
Adjusted OIBDA[3] (excluding VTR)[2]	$405	$408	(1%)	(1%)	$1,602	$1,556	3%	—%
Operating income (loss)	$110	$(418)	(126%)		$94	$67	40%
Property & equipment additions	$225	$257	(12%)		$816	$856	(5%)
As a percentage of revenue	19%	20%			17%	18%

Adjusted FCF[4]	$210	$51			$189	$200
Cash provided by operating activities	$377	$298			$869	$1,016
Cash used by investing activities	$(378)	$(193)			$(1,123)	$(1,269)
Cash provided (used) by financing activities	$(51)	$(104)			$(29)	$427

Operating Highlights[5]	Q4 2022	Q4 2021

Total customers	1,924,700	3,226,400
Organic customer losses	(3,300)	(10,300)
Fixed RGUs	3,819,500	6,441,000
Organic RGU additions	31,300	35,800
Organic internet additions	24,700	5,200
Mobile subscribers	8,169,500	7,540,300
Organic mobile additions	59,000	246,400
Organic postpaid additions	58,200	68,700

*    Q4 2022 figures include mobile subscribers related to the Claro Panama Acquisition, which was completed on July 1, 2022, and are therefore not included in Q4 2021 subscriber data. Q4 2022 excludes VTR as it has been deconsolidated as further described above.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$367.3	$356.9	3	3	$1,436.8	$1,389.9	3	4
C&W Panama	201.4	173.6	16	(3)	642.7	568.1	13	1
C&W Networks & LatAm	124.0	111.9	11	14	450.8	431.9	4	7
Liberty Puerto Rico	373.7	371.2	1	—	1,470.1	1,449.7	1	1
Liberty Costa Rica	116.7	108.2	8	3	441.3	258.5	71	7
VTR	—	174.8	N.M.	N.M.	450.6	787.5	(43)	(15)
Corporate	5.7	5.4	6	6	22.2	21.6	3	3
Eliminations	(28.1)	(21.4)	N.M.	N.M.	(99.4)	(92.4)	N.M.	N.M.
Total	$1,160.7	$1,280.6	(9)	1	$4,815.1	$4,814.8	—	1
Less: VTR	—	174.8			450.6	787.5
Total excluding VTR[2]	$1,160.7	$1,105.8	5	1	$4,364.5	$4,027.3	8	3
N.M. – Not Meaningful.
•Reported revenue for the three months and year ended December 31, 2022 declined by 9% and was flat, respectively.
◦Reported revenue declined in Q4 2022 as (1) the addition of $35 million from the acquisition of América Móvil's Panama operations (Claro Panama) on July 1, 2022, and (2) organic growth in C&W Networks & LatAm and C&W Caribbean, were more than offset by the negative year-over-year impact of VTR's deconsolidation further to the formation of the Chile JV in October 2022.
◦Reported revenue performance in FY 2022 was driven by (1) the addition of $239 million, from the acquisitions of Telefónica's Costa Rica operations and América Móvil's Panama operations, (2) the impact of VTR's deconsolidation, (3) organic growth in C&W Caribbean, C&W Networks & LatAm and Liberty Costa Rica, (4) a net negative FX impact of $94 million, and (5) organic declines at VTR. The FX impact was driven by depreciation of the Chilean peso in the nine months ended September 30, 2022 as compared to the corresponding prior-year period.

Q4 2022 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue grew by 3% on a reported and rebased basis.
◦Fixed residential revenue was flat on a reported and rebased basis, as subscription revenue growth was offset by lower interconnect and other revenue year-over-year.
◦Mobile revenue was up 5% on a reported and rebased basis, as compared to the prior-year period. Rebased growth was primarily driven by a higher average number of mobile subscribers, resulting from sales initiatives, including converged offerings. Inbound roaming also grew year-over-year, as a recovery in tourism led to increased traffic.

◦B2B revenue was 4% higher on both a reported and rebased basis. Performance was driven by internet services-related growth as well as mobile subscriber growth.
•C&W Panama: revenue grew by 16% and declined by 3% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of América Móvil's Panama operations in the quarter.
◦Fixed residential revenue was up 15% and 5% on a reported and rebased basis, respectively. Rebased growth was driven by more than 60,000 RGU additions over the past twelve months, resulting from investments in our networks, products and commercial activities.
◦Mobile revenue increased by 45% on a reported basis and was 1% lower on a rebased basis. Revenue declined slightly on a rebased basis as postpaid service revenue growth in our legacy C&W Panama operation was more than offset by year-over-year declines in our newly acquired business.
◦B2B revenue declined by 1% and 7% on a reported and rebased basis, respectively. The year-over-year rebased decline was driven by the successful award of certain infrastructure projects in the prior-year period.
•C&W Networks & LatAm: revenue grew by 11% and 14% on a reported and rebased basis, respectively. Growth on a rebased basis was driven by higher revenue associated with a significant subsea network customer that is recognized on a cash basis, increased affiliate revenue, and growth in B2B service-related connectivity and managed services. This growth was partially offset by higher IRU accelerations in Q4 2021.
•Liberty Puerto Rico: revenue grew by 1% on a reported basis and was flat on a rebased basis. Reported performance benefited from the inclusion of our fixed operations in the USVI in the quarter.
◦On a rebased basis, residential fixed revenue growth was driven by subscriber additions as we added nearly 40,000 RGUs in the year, partly offset by the negative impact of $5 million of customer credits following Hurricane Fiona.
◦Residential mobile revenue was broadly flat compared to the prior-year period, as higher volumes of handset sales were offset by (1) lower ARPU from mobile services, including the impact of higher contract asset amortization driven by increases in handset sales and subsidy levels, and (2) a decline in the average number of prepaid mobile subscribers.
•Liberty Costa Rica: revenue grew by 8% and 3% on a reported and rebased basis, respectively. Rebased growth was driven by strong subscriber additions across both our mobile and fixed businesses over the past twelve months.
Operating Income (Loss)
•Operating income (loss) was $110 million and ($418 million) for the three months ended December 31, 2022 and 2021, respectively, and $94 million and $67 million for the year ended December 31, 2022 and 2021, respectively.
◦We reported operating income during the three months ended December 31, 2022 compared with an operating loss during the corresponding period in 2021. The increase during the three-month comparison is due to lower expenses associated with impairment, restructuring and other operating items, net, which were partially offset by a decline in Adjusted OIBDA.

◦We reported higher operating income during the year ended December 31, 2022 compared with the corresponding period in 2021, primarily due to the net effect of (i) decreases in depreciation and amortization, goodwill impairments and stock-based compensation expense and (ii) a decline in Adjusted OIBDA. We experienced a decrease in depreciation and amortization expense as we ceased recording depreciation expense for the Chile JV Entities during the third quarter of 2021 when we began accounting for them as held for sale.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$138.1	$125.0	10	10	$535.2	$482.9	11	11
C&W Panama	57.2	62.6	(9)	(10)	188.8	200.1	(6)	(7)
C&W Networks & LatAm	79.7	71.2	12	13	276.3	264.3	5	5
Liberty Puerto Rico	120.2	135.3	(11)	(11)	538.4	580.9	(7)	(8)
Liberty Costa Rica	36.1	29.4	23	17	134.7	80.2	68	10
VTR	—	55.3	N.M.	N.M.	115.6	259.6	(55)	(34)
Corporate	(26.1)	(15.2)	(72)	(72)	(71.5)	(52.9)	(35)	(35)
Total	$405.2	$463.6	(13)	(1)	$1,717.5	$1,815.1	(5)	(3)
Less: VTR	—	55.3			115.6	259.6
Total excluding VTR[2]	$405.2	$408.3	(1)	(1)	$1,601.9	$1,555.5	3	—

Operating income (loss) margin	9.4%	(32.6)%	2.0%	1.4%

Adjusted OIBDA margin	34.9%	36.2%	35.7%	37.7%

Adjusted OIBDA margin excl. VTR[2]	34.9%	36.9%	36.7%	38.6%

N.M. – Not Meaningful.
•Our reported Adjusted OIBDA for the three months and year ended December 31, 2022 was 13% and 5% lower, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA performance in Q4 was primarily driven by the deconsolidation of VTR.
◦Reported Adjusted OIBDA performance YTD was primarily driven by (1) organic declines in Chile and Puerto Rico partly offset by growth in C&W Caribbean, and (2) FX headwinds in Chile.

Q4 2022 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 10% on a reported and rebased basis. Performance was driven by the aforementioned rebased revenue growth. Our Adjusted OIBDA margin improved by ~250 basis points year-over-year to 38%.

•C&W Panama: Adjusted OIBDA decreased on a reported and rebased basis by 9% and 10%, respectively. The rebased decline was driven by lower revenue and higher bad debt provisions, including the cost of factoring certain receivables, year-over-year.
•C&W Networks & LatAm: Adjusted OIBDA increased on a reported and rebased basis by 12% and 13%, respectively. Our rebased performance was driven by the aforementioned revenue growth.
•Liberty Puerto Rico: Adjusted OIBDA declined by 11% on a reported and rebased basis. The decline in the quarter was driven by (i) $7 million in revenue credits and costs associated with Hurricane Fiona (aforementioned revenue credits and increased network-related expenses), (ii) increased facilities costs driven by higher electricity and maintenance expense, (iii) higher personnel costs including higher commissions expense impacted by the accounting for the AT&T acquisition, and (iv) increased negative margins on equipment sales driven by a higher volume of handset sales and promotions.
•Liberty Costa Rica: Adjusted OIBDA grew by 23% and 17% on a reported and rebased basis, respectively. Rebased performance was driven by the aforementioned rebased revenue growth and cost control driving a nearly 400 basis point improvement in Adjusted OIBDA margin, year-over-year.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $135 million and ($612 million) for the three months ended December 31, 2022 and 2021, respectively, and ($176 million) and ($438 million) for the year ended December 31, 2022 and 2021, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	USD in millions

Customer Premises Equipment	$40.9	$61.0	$246.3	$296.2
New Build & Upgrade	44.9	51.5	156.7	163.2
Capacity	41.4	35.8	127.3	130.9
Baseline	71.6	68.3	210.8	172.7
Product & Enablers	26.4	40.3	75.2	92.9
Property & equipment additions	225.2	256.9	816.3	855.9
Assets acquired under capital-related vendor financing arrangements	(46.9)	(35.5)	(161.1)	(100.5)
Changes in current liabilities related to capital expenditures and other	(12.3)	(29.8)	4.9	(19.1)
Capital expenditures, net	$166.0	$191.6	$660.1	$736.3

Property & equipment additions as % of revenue	19.4%	20.1%	17.0%	17.8%

Property & Equipment Additions:
C&W Caribbean	$79.3	$67.4	$230.7	$222.9
C&W Panama	26.8	24.4	98.4	88.9
C&W Networks & LatAm	8.2	9.9	40.2	45.3
Liberty Puerto Rico	78.7	80.1	233.5	219.2
Liberty Costa Rica	19.8	19.4	65.5	45.0
VTR	—	41.1	107.3	199.1
Corporate	12.4	14.6	40.7	35.5
Property & equipment additions	$225.2	$256.9	$816.3	$855.9

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	21.6%	18.9%	16.1%	16.0%
C&W Panama	13.3%	14.1%	15.3%	15.6%
C&W Networks & LatAm	6.6%	8.8%	8.9%	10.5%
Liberty Puerto Rico	21.1%	21.6%	15.9%	15.1%
Liberty Costa Rica	17.0%	17.9%	14.8%	17.4%
VTR	—%	23.5%	23.8%	25.3%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	15,800	47,100	106,700	150,100
C&W Panama	19,100	16,600	148,400	121,400
Liberty Puerto Rico	16,900	9,500	41,800	22,600
Liberty Costa Rica	11,000	10,600	50,300	43,800
VTR	—	64,200	137,400	400,900
Total	62,800	148,000	484,600	738,800
1.Table excludes C&W Networks & LatAm as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at December 31, 2022:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$403.4	$—	$403.4	$156.5
C&W2	4,519.6	—	4,519.6	536.2
Liberty Puerto Rico	2,617.7	5.7	2,623.4	72.3
Liberty Costa Rica	425.4	2.9	428.3	16.0
Total	$7,966.1	$8.6	$7,974.7	$781.0

Consolidated Leverage and Liquidity Information:			December 31, 2022	September 30, 2022

Consolidated debt and finance lease obligations to operating income (loss) ratio			15.0x	(23.1)x
Consolidated net debt and finance lease obligations to operating income (loss) ratio			13.5x	(21.1)x
Consolidated gross leverage ratio[3]			5.1x	4.9x
Consolidated net leverage ratio[3]			4.6x	4.5x
Average debt tenor[4]			4.9 years	5.2 years
Fully-swapped borrowing costs			5.7%	5.6%
Unused borrowing capacity (in millions)[5]			$898.7	$971.7
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, C&W Networks & LatAm and C&W Panama reporting segments.
3.Consolidated leverage ratios are non-GAAP measures. The leverage ratios exclude the Adjusted OIBDA of VTR in light of the deconsolidation of VTR and the fact that our December, 31, 2022 balance sheet does not include any VTR debt. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
4.For purposes of calculating our average tenor, total debt excludes vendor financing, finance lease obligations and, as of September 30, 2022, VTR debt.
5.At December 31, 2022, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2022 compliance reporting requirements. The September 30, 2022 amount excludes VTR's then unused borrowing capacity of $247 million.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — December 31, 2022 vs September 30, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	6,900	6,900	2,600	(400)	4,100	4,600	8,300	18,900	8,800	27,700
The Bahamas	—	—	(7,900)	(200)	(100)	(900)	(1,200)	4,500	(600)	3,900
Trinidad and Tobago	—	—	(800)	(600)	(1,100)	600	(1,100)	—	—	—
Barbados	—	—	400	300	900	(100)	1,100	1,200	2,600	3,800
Other	200	100	2,700	500	3,900	400	4,800	200	11,500	11,700
Total C&W Caribbean	7,100	7,000	(3,000)	(400)	7,700	4,600	11,900	24,800	22,300	47,100
C&W Panama	4,900	4,900	600	600	5,400	5,100	11,100	(65,900)	8,700	(57,200)
Total C&W	12,000	11,900	(2,400)	200	13,100	9,700	23,000	(41,100)	31,000	(10,100)
Liberty Puerto Rico[1]	4,100	4,100	(3,100)	(4,700)	10,400	(3,300)	2,400	(5,300)	17,000	11,700
Liberty Costa Rica	8,600	8,600	2,200	—	1,200	4,700	5,900	47,200	10,200	57,400
VTR	—	—	—	—	—	—	—	—	—	—
Total Organic Change	24,700	24,600	(3,300)	(4,500)	24,700	11,100	31,300	800	58,200	59,000

Q4 2022 Adjustments:
C&W Caribbean - Jamaica	—	—	—	—	—	—	—	(14,400)	—	(14,400)
C&W Caribbean - Bahamas	—	—	1,300	(3,800)	(8,400)	3,400	(8,800)	—	(6,500)	(6,500)
C&W Caribbean - Other	5,800	5,800	—	—	—	—	—	—	—	—
C&W Panama	—	—	—	—	—	—	—	—	18,700	18,700
VTR[2]	(4,292,100)	(3,926,500)	(1,311,500)	(967,900)	(1,171,800)	(486,100)	(2,625,800)	(6,300)	(257,900)	(264,200)
Total Q4 2022 Adjustments:	(4,286,300)	(3,920,700)	(1,310,200)	(971,700)	(1,180,200)	(482,700)	(2,634,600)	(20,700)	(245,700)	(266,400)

Net Adds	(4,261,600)	(3,896,100)	(1,313,500)	(976,200)	(1,155,500)	(471,600)	(2,603,300)	(19,900)	(187,500)	(207,400)
1.Included in Liberty Puerto Rico's mobile prepaid organic loss is a decrease of 3,300 mobile reseller subscribers.
2.During October 2022, we contributed our Chilean operation into a joint venture with Claro Chile, which resulted in a non-organic adjustment that represents the removal of VTR from our consolidated subscriber balances.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean	$48.81	$48.13	1%	1%
C&W Panama	$36.68	$38.97	(6%)	(6%)
Liberty Puerto Rico	$74.29	$75.90	(2%)	(2%)
Liberty Costa Rica[2]	$40.27	$41.62	(3%)	(8%)
Cable & Wireless Borrowing Group	$45.97	$46.36	(1%)	(1%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.31	$14.36	—%	—%
C&W Panama	$9.97	$8.73	14%	14%
Liberty Puerto Rico[3]	$38.91	$46.04	(15%)	(15%)
Liberty Costa Rica[4]	$5.90	$5.49	7%	3%
Cable & Wireless Borrowing Group	$11.98	$11.65	3%	3%
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended December 31, 2022 and 2021 were CRC 24,512 and CRC 26,495, respectively.
3.The year-over-year decline in mobile ARPU was primarily driven by increased promotional activity on postpaid plans, an increase in lower ARPU data subscribers driven by a large Department of Education contract, and lower prepaid ARPU including the prepaid reseller channel.
4.The mobile ARPU amount in Costa Rican colones for the three months ended December 31, 2022 and 2021 were CRC 3,597 and CRC 3,498, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2023; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business and in Panama following the acquisition of América Móvil’s Panama operations; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions and (ii) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables below for the required non-GAAP reconciliations.
3.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$669.3	$624.4	7%	2%

Operating income (loss)	$77.1	$(526.9)	(115%)

Adjusted OIBDA	$275.0	$258.8	6%	6%

Operating income (loss) as a percentage of revenue	11.5%	(84.4)%

Adjusted OIBDA as a percentage of revenue	41.1%	41.4%

Proportionate Adjusted OIBDA	$231.7	$215.6

	Year ended
	December 31,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$2,448.6	$2,310.6	6%	4%

Operating loss	$(252.1)	$(340.0)	(26%)

Adjusted OIBDA	$1,000.0	$947.3	6%	6%

Operating loss as a percentage of revenue	(10.3)%	(14.7)%

Adjusted OIBDA as a percentage of revenue	40.8%	41.0%

Proportionate Adjusted OIBDA	$852.4	$801.6
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2022	2022
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Other debt:
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Other regional debt		70.2	83.1
Vendor financing		199.4	178.0
Total third-party debt		4,519.6	4,511.1
Less: premiums, discounts and deferred financing costs, net		(31.6)	(33.3)
Total carrying amount of third-party debt		4,488.0	4,477.8
Less: cash and cash equivalents		(536.2)	(458.3)
Net carrying amount of third-party debt		$3,951.8	$4,019.5
•At December 31, 2022, our third-party total and proportionate net debt was $4.0 billion and $3.7 billion, respectively, our Fully-swapped Borrowing Cost was 5.1%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.1 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $232 million for Q4 2022.
•Based on Q4 results, our Proportionate Net Leverage Ratio was 4.0x, calculated in accordance with C&W's Credit Agreement. At December 31, 2022, we had maximum undrawn commitments of $719 million, including $89 million under our regional facilities. At December 31, 2022, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2022 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility amount	2022	2022
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing		16.7	—
Finance lease obligations		5.7	6.1
Total debt and finance lease obligations		2,623.4	2,607.1
Less: discounts and deferred financing costs, net		(28.6)	(29.6)
Total carrying amount of debt		2,594.8	2,577.5
Less: cash and cash equivalents		(72.3)	(118.2)
Net carrying amount of debt		$2,522.5	$2,459.3
•At December 31, 2022, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of our debt was approximately 5.6 years.
•Based on our results for Q4 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.5x, calculated in accordance with LPR’s Group Credit Agreement.
•At December 31, 2022, we had maximum undrawn commitments of $173 million. At December 31, 2022, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2022 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's debt and cash and cash equivalents:

	December 31,			September 30,
	2022			2022
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	163.8	173.9
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	79.6
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	4.7	5.0
Total credit facilities			248.1	258.5
Other			3.6	10.5
Finance lease obligations			1.7	1.9
Total debt and finance lease obligations			253.4	270.9
Less: discounts and deferred financing costs			(3.3)	(4.5)
Total carrying amount of debt			250.1	266.4
Less: cash and cash equivalents			(9.5)	(4.3)
Net carrying amount of debt			240.6	262.1

Exchange rate (CRC to $)			591.8	628.5
1.    Under the terms of the credit agreement, Liberty Costa Rica was obligated to repay 50% of the outstanding aggregate principal amounts of the LCR Term Loan B-1 Facility and the LCR Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represented the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

•In January 2023, Liberty Costa Rica entered into the 2031 LCR Term Loan A and the 2031 LCR Term Loan B, both issued at par. The proceeds from the 2031 LCR Term Loan A and 2031 LCR Term Loan B were primarily used to repay the LCR Term Loan B-1 Facility and LCR Term Loan B-2 Facility.
•In January 2023, the LCR Revolving Credit Facility was amended and restated. The amended and restated $60 million LCR Revolving Credit Facility bears interest at SOFR plus a margin of 4.25% and matures on January 15, 2028.

Subscriber Table

	Consolidated Operating Data — December 31, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	685,700	685,700	331,800	132,000	308,200	300,900	741,100	1,120,000	73,700	1,193,700
The Bahamas	120,900	120,900	35,900	5,600	23,100	33,600	62,300	146,400	24,000	170,400
Trinidad and Tobago	340,900	340,900	155,600	101,800	140,300	94,200	336,300	—	—	—
Barbados	140,400	140,400	84,300	38,000	75,700	70,300	184,000	87,600	40,400	128,000
Other	336,000	316,100	215,100	74,400	187,200	115,000	376,600	333,200	100,100	433,300
Total C&W Caribbean	1,623,900	1,604,000	822,700	351,800	734,500	614,000	1,700,300	1,687,200	238,200	1,925,400
C&W Panama	829,200	829,200	251,700	159,300	207,400	199,900	566,600	1,820,700	358,200	2,178,900
Total C&W	2,453,100	2,433,200	1,074,400	511,100	941,900	813,900	2,266,900	3,507,900	596,400	4,104,300
Liberty Puerto Rico [1,2]	1,173,600	1,173,600	551,100	242,800	524,000	257,400	1,024,200	182,300	903,300	1,085,600
Liberty Costa Rica [3]	700,300	694,400	299,200	204,800	268,200	55,400	528,400	2,162,400	817,200	2,979,600
Total	4,327,000	4,301,200	1,924,700	958,700	1,734,100	1,126,700	3,819,500	5,852,600	2,316,900	8,169,500

1.Prepaid mobile subscribers include 52,200 mobile reseller subscribers.
2.Postpaid mobile subscribers include 206,700 CRUs.
3.Our homes passed in Liberty Costa Rica include 57,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$109.5	$(417.7)	$94.1	$67.3
Share-based compensation expense	10.9	29.2	93.5	118.1
Depreciation and amortization	249.0	228.4	910.7	964.7
Impairment, restructuring and other operating items, net	35.8	623.7	619.2	665.0
Adjusted OIBDA	405.2	463.6	1,717.5	1,815.1
Less: Property and equipment additions	225.2	256.9	816.3	855.9
Adjusted OIBDA less P&E additions	$180.0	$206.7	$901.2	$959.2

Operating income (loss) margin[1]	9.4%	(32.6)%	2.0%	1.4%

Adjusted OIBDA margin[2]	34.9%	36.2%	35.7%	37.7%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

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Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, and (d) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$377.0	$298.4	$868.8	$1,016.2
Cash payments for direct acquisition and disposition costs	8.1	12.3	26.5	34.4
Expenses financed by an intermediary[1]	33.4	28.1	149.1	110.0
Capital expenditures, net	(166.0)	(191.6)	(660.1)	(736.3)
Principal payments on amounts financed by vendors and intermediaries	(42.6)	(47.0)	(196.7)	(184.0)
Pre-acquisition interest payments, net[2]	—	—	3.9	11.2
Principal payments on finance leases	(0.2)	(2.6)	(1.1)	(4.1)
Adjusted FCF before distributions to noncontrolling interest owners	209.7	97.6	190.4	247.4
Distributions to noncontrolling interest owners	—	(46.3)	(1.9)	(47.6)
Adjusted FCF	$209.7	$51.3	$188.5	$199.8
1.For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the year ended December 31, 2022 reflects the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition. The amount for the year ended December 31, 2021 relates to (i) the LCR Term Loan B-1 Facility and LCR Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition.

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Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired or disposed business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired or disposed impacting the comparative periods are as follows:
i.Telefónica Costa Rica, which was acquired on August 9, 2021;
ii.Broadband VI, LLC, which was acquired effective December 31, 2021;
iii.Claro Panama, which was acquired on July 1, 2022; and
iv.VTR, which was disposed of on October 6, 2022.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

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The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$356.9	$173.6	$111.9	$371.2	$108.2	$174.8	$5.4	$(21.4)	$1,280.6
Rebase adjustments:
Acquisitions	—	33.9	—	2.9	—	—	—	—	36.8
Disposition	—	—	—	—	—	(174.8)	—	—	(174.8)
Foreign currency	0.2	—	(3.5)	—	4.8	—	—	—	1.5
Revenue – Rebased	$357.1	$207.5	$108.4	$374.1	$113.0	$—	$5.4	$(21.4)	$1,144.1

Reported percentage change	3%	16%	11%	1%	8%	N.M.	6%	N.M.	(9)%

Rebased percentage change	3%	(3)%	14%	—%	3%	N.M.	6%	N.M.	1%
N.M. – Not Meaningful.

	Year ended December 31, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,389.9	$568.1	$431.9	$1,449.7	$258.5	$787.5	$21.6	$(92.4)	$4,814.8
Rebase adjustments:
Acquisitions	—	69.4	—	11.7	169.5	—	—	—	250.6
Disposition	—	—	—	—	—	(174.8)	—	—	(174.8)
Foreign currency	(7.2)	—	(8.6)	—	(15.9)	(85.6)	—	(0.1)	(117.4)
Revenue – Rebased	$1,382.7	$637.5	$423.3	$1,461.4	$412.1	$527.1	$21.6	$(92.5)	$4,773.2

Reported percentage change	3%	13%	4%	1%	71%	(43)%	3%	N.M.	—%

Rebased percentage change	4%	1%	7%	1%	7%	(15)%	3%	N.M.	1%
N.M. – Not Meaningful.

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The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$125.0	$62.6	$71.2	$135.3	$29.4	$55.3	$(15.2)	$463.6
Rebase adjustments:
Acquisitions	—	0.9	—	0.2	—	—	—	1.1
Disposition	—	—	—	—	—	(55.3)	—	(55.3)
Foreign currency	0.1	—	(0.7)	—	1.4	—	—	0.8
Adjusted OIBDA – Rebased	$125.1	$63.5	$70.5	$135.5	$30.8	$—	$(15.2)	$410.2

Reported percentage change	10%	(9)%	12%	(11)%	23%	N.M.	(72)%	(13)%

Rebased percentage change	10%	(10)%	13%	(11)%	17%	N.M.	(72)%	(1)%
N.M. – Not Meaningful.

	Year ended December 31, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$482.9	$200.1	$264.3	$580.9	$80.2	$259.6	$(52.9)	$1,815.1
Rebase adjustments:
Acquisitions	—	2.3	—	1.1	47.5	—	—	50.9
Disposition	—	—	—	—	—	(55.3)	—	(55.3)
Foreign currency	(2.7)	—	(2.1)	—	(5.3)	(28.7)	—	(38.8)
Adjusted OIBDA – Rebased	$480.2	$202.4	$262.2	$582.0	$122.4	$175.6	$(52.9)	$1,771.9

Reported percentage change	11%	(6)%	5%	(7)%	68%	(55)%	(35)%	(5)%

Rebased percentage change	11%	(7)%	5%	(8)%	10%	(34)%	(35)%	(3)%

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The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$128.4	$96.2	$224.6	$132.3	$356.9
Rebase adjustment:
Foreign currency	0.1	0.1	0.2	—	0.2
Revenue by product – Rebased	$128.5	$96.3	$224.8	$132.3	$357.1

Reported percentage change	—%	5%	2%	4%	3%

Rebased percentage change	—%	5%	2%	4%	3%

	Year ended December 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$508.0	$364.1	$872.1	$517.8	$1,389.9
Rebase adjustment:
Foreign currency	(2.3)	(1.7)	(4.0)	(3.2)	(7.2)
Revenue by product – Rebased	$505.7	$362.4	$868.1	$514.6	$1,382.7

Reported percentage change	2%	5%	3%	4%	3%

Rebased percentage change	2%	6%	4%	4%	4%

The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$25.5	$54.9	$80.4	$93.2	$173.6
Rebase adjustment:
Acquisition	2.2	25.5	27.7	6.2	33.9
Revenue by product – Rebased	$27.7	$80.4	$108.1	$99.4	$207.5

Reported percentage change	15%	45%	35%	(1)%	16%

Rebased percentage change	5%	(1)%	1%	(7)%	(3)%

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	Year ended December 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$97.4	$220.9	$318.3	$249.8	$568.1
Rebase adjustment:
Acquisition	4.3	52.0	56.3	13.1	69.4
Revenue by product – Rebased	$101.7	$272.9	$374.6	$262.9	$637.5

Reported percentage change	13%	21%	19%	6%	13%

Rebased percentage change	8%	(2)%	1%	1%	1%

The following tables set forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

	Three months ended December 31, 2021	Year ended December 31, 2021

Revenue by product – Reported	$624.4	$2,310.6
Rebase adjustments:
Acquisition	33.9	69.4
Foreign currency	(3.4)	(15.6)
Revenue by product – Rebased	$654.9	$2,364.4

Reported percentage change	7%	6%

Rebased percentage change	2%	4%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2021	Year ended December 31, 2021
	In millions

Adjusted OIBDA – Reported	$258.8	$947.3
Rebase adjustments:
Acquisition	0.9	2.3
Foreign currency	(0.6)	(4.8)
Adjusted OIBDA – Rebased	$259.1	$944.8

Reported percentage change	6%	6%

Rebased percentage change	6%	6%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, inclusive and exclusive of VTR in light of the deconsolidation of VTR that occurred in connection with the formation of the Chile JV in October 2022.Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of December 31, 2022. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2022 and September 30, 2022 are set forth below:

	December 31, 2022					September 30, 2022
	Liberty Latin America		VTR	LLA, excluding VTR		Liberty Latin America		VTR	LLA, excluding VTR
	in millions, except leverage ratios

Total debt and finance lease obligations	$7,880.7		$—	$7,880.7		$9,254.7		$1,403.2	$7,851.5
Discounts, premiums and deferred financing costs, net	94.0		—	94.0		120.4		18.2	102.2
Projected derivative principal-related cash receipts, net[1]	—		—	—		(167.6)		(167.6)	—
Adjusted total debt and finance lease obligations	7,974.7		—	7,974.7		9,207.5		1,253.8	7,953.7
Less:
Cash and cash equivalents	781.0		—	781.0		832.2		63.0	769.2
Net debt and finance lease obligations	$7,193.7		$—	$7,193.7		$8,375.3		$1,190.8	$7,184.5

Operating income[2]:
Operating income (loss) for the three months ended June 30, 2022	N/A		N/A	N/A		$(352.9)		$31.4	$(384.3)
Operating income for the three months ended September 30, 2022	$152.9		$30.4	$122.5		152.9		30.4	122.5
Operating income for the three months ended December 31, 2022	109.5		—	109.5		N/A		N/A	N/A
Operating income (loss) – last two quarters	262.4		30.4	232.0		(200.0)		61.8	(261.8)
Annualized operating income (loss) – last two quarters annualized	$524.8		$60.8	$464.0		$(400.0)		$123.6	$(523.6)
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended June 30, 2022	N/A		N/A	N/A		$460.8		$38.3	$422.5
Adjusted OIBDA for the three months ended September 30, 2022	$415.0		$31.9	$383.1		415.0		31.9	383.1
Adjusted OIBDA for the three months ended December 31, 2022	405.2		—	405.2		N/A		N/A	N/A
Adjusted OIBDA – last two quarters	$820.2		$31.9	$788.3		$875.8		$70.2	$805.6
Annualized Adjusted OIBDA – last two quarters annualized	$1,640.4		$63.8	$1,576.6		$1,751.6		$140.4	$1,611.2

Consolidated debt and finance lease obligations to operating income (loss) ratio	15.0	x		N/A		(23.1)	x		N/A
Consolidated net debt and finance lease obligations to operating income (loss) ratio	13.5	x		N/A		(21.1)	x		N/A
Consolidated leverage ratio	N/A			5.1	x	N/A			4.9	x
Consolidated net leverage ratio	N/A			4.6	x	N/A			4.5	x
N/A – Not Applicable.

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1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of December 31, 2022 and September 30, 2022, respectively.
2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended December 31, 2022. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended June 30, 2022 and September 30, 2022 is presented in the following table:

	Three months ended
	June 30, 2022		September 30, 2022
	Liberty Latin America	VTR	Liberty Latin America	VTR

Operating income (loss)	$(352.8)	$31.4	$152.9	$30.4
Share-based compensation expense	31.8	4.2	20.8	0.3
Depreciation and amortization	213.3	—	234.3	—
Impairment, restructuring and other operating items, net	568.5	2.7	7.0	1.2
Adjusted OIBDA	$460.8	$38.3	$415.0	$31.9

Non-GAAP Reconciliations for Our C&W Borrowing Group
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

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A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$77.1	$(526.9)	$(252.1)	$(340.0)
Share-based compensation expense	3.2	8.5	27.8	36.8
Depreciation and amortization	152.2	146.1	574.2	578.5
Related-party fees and allocations	15.0	14.3	54.2	42.6
Impairment, restructuring and other operating items, net	27.5	616.8	595.9	629.4
Adjusted OIBDA	275.0	258.8	1,000.0	947.3
Noncontrolling interests' share of Adjusted OIBDA	43.3	43.2	147.6	145.7
Proportionate Adjusted OIBDA	$231.7	$215.6	$852.4	$801.6